Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

by and between

AEROGROW INTERNATIONAL, INC.

and

SMG GROWING MEDIA, INC.

dated as of

April 22, 2013

i

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Section 8.2.	Purchaser Indemnification	24
Section 8.3.	Indemnification Threshold	25
Section 8.4.	Indemnification Procedure	25

ARTICLE 9. MISCELLANEOUS.		26
Section 9.1.	Survival of Warranties	26
Section 9.2.	Successors and Assigns	26
Section 9.3.	Governing Law	26
Section 9.4.	Counterparts	26
Section 9.5.	Titles and Subtitles	26
Section 9.6.	Notices	27
Section 9.7.	No Finder’s Fees	27
Section 9.8.	Amendments and Waivers	27
Section 9.9.	Severability	27
Section 9.10.	Delays or Omissions	27
Section 9.11.	Entire Agreement	28
Section 9.12.	Dispute Resolution	28
Section 9.13.	No Commitment for Additional Financing	28

Exhibit A	INTELLECTUAL PROPERTY PURCHASE AGREEMENT

Exhibit B	FORM OF CERTIFICATE OF DESIGNATIONS

Exhibit C	FORM OF WARRANT

Exhibit D	FORM OF BRAND LICENSE AGREEMENT

Exhibit E	FORM OF COLLABORATION AGREEMENT

Exhibit F	FORM OF INDEMNIFICATION AGREEMENT

Exhibit G	FORM OF INVESTOR’S RIGHTS AGREEMENT

Exhibit H	FORM OF TECHNOLOGY LICENSE AGREEMENT

Exhibit I	FORM OF SUPPLY CHAIN SERVICES AGREEMENT

Exhibit J	FORM OF VOTING AGREEMENT

Exhibit K	DISCLOSURE SCHEDULE

Exhibit L	FORM OF LEGAL OPINION OF COMPANY COUNSEL

Exhibit M	FAIR VALUE TRANSFER CALCULATION

Exhibit N	BYLAW AMENDMENT

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SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT is made as of the 22nd day of April, 2013 (this “Agreement”) by and among AeroGrow International, Inc., a Nevada corporation (the “Company”), and SMG Growing Media, Inc., an Ohio corporation (the “Purchaser”).

RECITALS:

A.           The Company and the Purchaser are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Rule 506 of Regulation D as promulgated by the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended.

B.           Contemporaneously with the execution and delivery of this Agreement, the Company and OMS Investments, Inc., a Delaware corporation that is an Affiliate of the Purchaser (“OMS”), are executing and delivering an Intellectual Property Purchase Agreement, dated as of the date hereof, in the form attached hereto as Exhibit A (the “Intellectual Property Purchase Agreement”).  The Company, the Purchaser and Affiliates of the Purchaser are executing and delivering a number of other Transaction Agreements in connection with the closing of the transactions contemplated by this Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Purchaser hereby agree as follows:

ARTICLE 1.

PURCHASE AND SALE OF SECURITIES

Section 1.1. Sale and Issuance of Securities.

(a) The Company shall adopt and file with the Secretary of State of the State of Nevada on or before the Closing (as defined below) the Certificate of Designations of Series B Convertible Preferred Stock in the form of Exhibit B attached to this Agreement (the “Certificate of Designations”).

(b) Subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase at the Closing and the Company agrees to sell and issue to the Purchaser at the Closing for an aggregate purchase price of $4,000,000: (i) 2,666,667 shares of Series B Convertible Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”), and (ii) a warrant to purchase shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), in the form of Exhibit C attached to this Agreement (the “Warrant”).  The shares of Series B Preferred Stock issued to the Purchaser pursuant to this Agreement shall be referred to in this Agreement as the “Preferred Shares.”  The Preferred Shares together with the Warrant shall be referred to in this Agreement as the “Securities.”  The shares of Common Stock into which the Preferred Shares are convertible shall be referred to in this Agreement as the “Conversion Shares.”  The shares of Common Stock that may be acquired upon exercise of the Warrant shall be referred to in this Agreement as the “Warrant Shares.”

Section 1.2. Closing; Delivery.

(a) The purchase and sale of the Securities shall take place remotely via the exchange of documents and signatures, at 11:00 a.m. ET, on April 24, 2013, or at such other time and place as the Company and the Purchaser mutually agree upon, orally or in writing (which time and place are designated as the “Closing”).

(b) At the Closing, the Company shall deliver to the Purchaser, a certificate representing the Preferred Shares and the duly executed Warrant being purchased by the Purchaser at such Closing against payment of the purchase price therefor by wire transfer to a bank account designated by the Company.

Section 1.3. Use of Proceeds.  In accordance with the directions of the Company’s Board of Directors, as it shall be constituted in accordance with the Voting Agreement, the Company will use the proceeds from the sale of the Securities hereunder and the sale of the hydroponic intellectual property under the Intellectual Property Purchase Agreement to pay-off at the Closing the Revised Main Power Note, at such discount as may be negotiated by the Company. Net proceeds remaining after such payment will be used for working capital and general corporate purposes.

Section 1.4. Defined Terms Used in this Agreement.  In addition to the terms defined above, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

(a) “Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such other Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any Person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such person, whether through the ownership of voting securities, by contract or otherwise.

(b) “Articles of Incorporation” means the Articles of Incorporation of the Company, as amended from time to time.

(c) “Brand License Agreement” means the brand license agreement between the Company and the Purchaser dated as of the Closing in the form of Exhibit D attached to this Agreement.

(d) “Bylaw Amendment” means amendment no. 2 to the amended and restated bylaws of the Company in the form of Exhibit N attached to this Agreement.

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Collaboration Agreement” means the collaboration agreement among the Company, OMS and The Scotts Company, LLC, an Ohio limited liability company that is an Affiliate of the Purchaser (“Scotts”),  dated as of the Closing in the form of Exhibit E attached to this Agreement.

(g) “Company Intellectual Property” means all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, tradenames, copyrights, trade secrets, domain names, mask works, information and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses in to and under any of the foregoing, and any and all such cases that are owned or used by the Company in the conduct of the Company’s business as now conducted and as presently proposed to be conducted.

(h) “Fair Value Transfer” means the pre-tax “fair value” of equity awards granted during a fiscal year.  Fair Value Transfer is calculated as follows, for any particular fiscal year of the Company: (i) options are valued using the weighted-average fair value of options granted during the year using the Black-Scholes option pricing model; (ii) restricted shares are valued at Market Price (as defined in the Warrant) on grant date; and (iii) performance shares are valued at Market Price on grant date using target number of shares; cash-based LTI awards are valued at grant-date target value.  Exhibit M attached to this Agreement is an example of the agreed Fair Value Transfer calculation for the described options on the assumptions set forth in Exhibit M.

(i) “Indemnification Agreement” means the agreement between the Company and the director designated by the Purchaser pursuant to the Voting Agreement, dated as of the date of the Closing, in the form of Exhibit F attached to this Agreement.

(j) “Investor’s Rights Agreement” means the agreement among the Company and the Purchaser dated as of the date of the Closing, in the form of Exhibit G attached to this Agreement.

(k) “Key Employee” means any executive-level employee (including division director and vice president-level positions) as well as any employee or consultant who either alone or in concert with others develops, invents, programs or designs any Company Intellectual Property, and includes at least J. Michael Wolfe, H. MacGregor Clarke, John K. Thompson and Grey Gibbs.

(l) “Knowledge,” including the phrase “to the Company’s knowledge,” shall mean the actual knowledge after reasonable investigation of J. Michael Wolfe, H. MacGregor Clarke, John K. Thompson and Grey Gibbs.

(m) “Technology License Agreement” means the technology license agreement between the Company and the Purchaser dated as of the Closing in the form of Exhibit H attached to this Agreement.

(n) “Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, prospects or results of operations of the Company.

(o) “Ordinary Course of Business” means, with respect to any Person, any action taken by such Person if: (i) such action is consistent with past practice including as to amount and frequency and is taken in the course of normal day-to-day operations, (ii) such action complies with law, and (iii) such action is not required to be authorized by the board of directors or other governing body of such Person.

(p) “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(q) “Preferred Stock” means the Company’s preferred stock, par value $0.001 per share, which is issuable from time to time in one or more series.

(r) “Revised Main Power Note” means the Promissory Note dated December 31, 2010, and amended December 31, 2011, issued by the Company to Main Power Electrical Factory, Ltd. (“Main Power”) due December 15, 2015.

(s) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(t) “Supply Chain Services Agreement” means the supply chain services agreement among the Company, OMS and Scotts dated as of the Closing in the form of Exhibit I attached to this Agreement.

(u) “Tax or Taxes” means any federal, state, local or foreign taxes, assessments, interest, penalties, deficiencies, fees and other governmental charges or impositions (including all income tax, unemployment compensation, social security, payroll, sales and use, excise, privilege, property, ad valorem, franchise, license, escheat, unclaimed funds, school, and any other tax or similar governmental charge or imposition).

(v) “Transaction Agreements” means this Agreement, the Certificate of Designations, the Bylaw Amendment, the Warrant, the Investor’s Rights Agreement, the Collaboration Agreement, the Supply Chain Services Agreement, the Brand License Agreement, the Intellectual Property Purchase Agreement, the Technology License Agreement, the Indemnification Agreement and the Voting Agreement.

(w) “U.S. GAAP” means United States generally accepted accounting principles and practices applied consistently throughout the periods involved.

(x) “Voting Agreement” means the agreement among the Company, the Purchaser and certain other stockholders of the Company, dated as of the date of the Closing, in the form of Exhibit J attached to this Agreement.

ARTICLE 2.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company hereby represents and warrants to the Purchaser that, except as set forth on the Disclosure Schedule attached as Exhibit K to this Agreement, which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and complete as of the date of the Closing, except as otherwise indicated.  The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections contained in this ARTICLE 2, and the disclosures in any section of the Disclosure Schedule shall qualify other sections in this ARTICLE 2 only to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections.

Section 2.1. Organization, Good Standing, Corporate Power and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted.  The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

Section 2.2. Capitalization.

(a) The authorized capital of the Company consists, immediately prior to the Closing, of:

(i) 750,000,000 shares of Common Stock, 5,904,877 shares of which are issued and outstanding immediately prior to the Closing.  All of the outstanding shares of Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.  The Company holds no Common Stock in its treasury.

(ii) 20,000,000 shares of Preferred Stock, of which 18,000 shares have been designated Series A Preferred Stock and 2,666,667 shares have been designated Series B Preferred Stock, none of which are issued and outstanding immediately prior to the Closing.  The rights, privileges and preferences of the Preferred Stock are as stated in the Articles of Incorporation and as provided by the Nevada Revised Statutes.  The Company holds no Preferred Stock in its treasury.

(b) The Company has reserved 26,211,756 shares of Common Stock for issuance to holders of granted and outstanding warrants to purchase shares of Common Stock, including 25,683,486 for the Warrant.

(c) The Company has reserved 13,505,000 shares of Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to its 2005 Equity Compensation Plan duly adopted by the Board of Directors and approved by the Company stockholders (the “Stock Plan”).  Of such reserved shares of Common Stock, 181,931 shares have been issued pursuant to restricted stock award agreements, options to purchase 554,901 shares have been granted and are currently outstanding, and 12,768,158 shares of Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to the Stock Plan.  The Company has furnished to the Purchaser complete and accurate copies of the Stock Plan and forms of agreements used thereunder.  The Company has adopted and currently maintains no equity compensation plan or arrangement other than the Stock Plan.  The annual Fair Value Transfer of equity compensation granted by the Company during its fiscal years ended March 31, 2013, 2012 and 2011 is as follows $521,125, $0, and $122,483, respectively.

(d) Section 2.2(d) of the Disclosure Schedule sets forth the capitalization of the Company immediately following the Closing including the number of shares of the following: (i) issued and outstanding Common Stock, including, with respect to restricted Common Stock, vesting schedule and repurchase price; (ii) granted stock options exercise price; (iii) shares of Common Stock reserved for future award grants under the Stock Plan; (iv) each series of Preferred Stock; and (v) warrants or stock purchase rights, if any.  Except for (A) the conversion privileges of the Preferred Shares to be issued under this Agreement, (B) the rights provided in Section 4 of the Investor’s Rights Agreement, and (C) the securities and rights described in Sections 2.2(b) and (c) of this Agreement and Section 2.2(d) of the Disclosure Schedule, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any shares of Common Stock or Preferred Stock, or any securities convertible into or exchangeable for shares of Common Stock or Preferred Stock.

(e) None of the Company’s stock purchase agreements or stock option documents contains a provision for acceleration of vesting (or lapse of a repurchase right) or other changes in the vesting provisions or other terms of such agreement or understanding upon the occurrence of any event or combination of events, including without limitation in the case where the Company’s Stock Plan is not assumed in an acquisition.  The Company has never adjusted or amended the exercise price of any stock options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means.  The Company has no obligation (contingent or otherwise) to purchase or redeem any of its capital stock.

(f) 409A. The Company believes in good faith that  any “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) under which the Company  makes, is obligated to make or promises to make, payments (each, a “409A Plan”) complies in all material respects, in both form and operation, with the requirements of Section 409A of the Code and the guidance thereunder. To the knowledge of  the Company, no payment to be made under any 409A Plan is, or will be, subject to the penalties of Section 409A(a)(1) of the Code.

(g) The Company has obtained valid waivers of any rights by other parties to purchase any of the Securities covered by this Agreement.

Section 2.3. Subsidiaries.  The Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity.  The Company is not a participant in any joint venture, partnership or similar arrangement.

Section 2.4. Authorization.  All corporate action required to be taken by the Company’s Board of Directors and stockholders in order to authorize the Company to enter into the Transaction Agreements, and to issue the Securities at the Closing and the Common Stock issuable upon conversion of the Preferred Shares, has been taken or will be taken prior to the Closing.  All action on the part of the officers of the Company necessary for the execution and delivery of the Transaction Agreements, the performance of all obligations of the Company under the Transaction Agreements to be performed as of the Closing, and the issuance and delivery of the Securities has been taken or will be taken prior to the Closing.  The Transaction Agreements, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Investor’s Rights Agreement and the Indemnification Agreement may be limited by applicable federal or state securities laws.

Section 2.5. Valid Issuance of Securities.  The Securities, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable state and federal securities laws and liens or encumbrances created by or imposed by the Purchaser.  Assuming the accuracy of the representations of the Purchaser in Section ARTICLE 3 of this Agreement and subject to the filings described in Section 2.6(ii) below, the Securities will be issued in compliance with all applicable federal and state securities laws.  The Common Stock issuable upon conversion of the Preferred Shares has been duly reserved for issuance, and upon issuance in accordance with the terms of the Certificate of Designations, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable federal and state securities laws and liens or encumbrances created by or imposed by the Purchaser.  Based in part upon the representations of the Purchaser in Section ARTICLE 3 of this Agreement, and subject to Section 2.6 below, the Common Stock issuable upon conversion of the Preferred Shares will be issued in compliance with all applicable federal and state securities laws. The Common Stock issuable upon exercise of the Warrant has been duly reserved for issuance, and upon issuance in accordance with the terms of the Warrant, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable federal and state securities laws and liens or encumbrances created by or imposed by the Purchaser.  Based in part upon the representations of the Purchaser in Section ARTICLE 3 of this Agreement, and subject to Section 2.6 below, the Common Stock issuable upon exercise of the Warrant will be issued in compliance with all applicable federal and state securities laws.

Section 2.6. Governmental Consents and Filings.  Assuming the accuracy of the representations made by the Purchaser in Section ARTICLE 3 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for (i) the filing of the Certificate of Designations, which will have been filed as of the Closing, and (ii) filings pursuant to Regulation D of the Securities Act, and applicable state securities laws, which have been made or will be made in a timely manner.

Section 2.7. Litigation.  There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to the Company’s knowledge, currently threatened (i) against the Company or any officer, director or Key Employee of the Company arising out of their employment or board relationship with the Company; (ii) that questions the validity of the Transaction Agreements or the right of the Company to enter into them, or to consummate the transactions contemplated by the Transaction Agreements; or (iii) to the Company’s knowledge, that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  Neither the Company nor, to the Company’s knowledge, any of its officers, directors or Key Employees is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers, directors or Key Employees, such as would affect the Company).  There is no action, suit, proceeding or investigation by the Company pending or which the Company intends to initiate.  The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to the Company) involving the prior employment of any of the Company’s employees, their services provided in connection with the Company’s business, or any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.

Section 2.8. Intellectual Property.  The Company owns or possesses or  can acquire on commercially reasonable terms sufficient legal rights to all Company Intellectual Property without any known conflict with, or infringement of, the rights of others.  To the Company’s knowledge, no product or service marketed or sold (or proposed to be marketed or sold) by the Company violates or will violate any license or infringes or will infringe any intellectual property rights of any other party.  Other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Company Intellectual Property, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person.  The Company has not received any communications alleging that the Company has violated or, by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person.  To the Company’s knowledge, the Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s business.  To the Company’s knowledge, it will not be necessary to use any inventions of any of its employees or consultants (or Persons it currently intends to hire) made prior to their employment by the Company.  Each employee and consultant has assigned to the Company all intellectual property rights he or she owns that are related to the Company’s business as now conducted and as presently proposed to be conducted.  Section 2.8 of the Disclosure Schedule lists all Company Intellectual Property.  The Company has not embedded any open source, copyleft or community source code in any of its products generally available or in development, including but not limited to any libraries or code licensed under any General Public License, Lesser General Public License or similar license arrangement.  For purposes of this Section 2.8, the Company shall be deemed to have knowledge of a patent right if the Company has actual knowledge of the patent right or would be found to be on notice of such patent right as determined by reference to United States patent laws.

Section 2.9. Compliance with Other Instruments.  The Company is not in violation or default (i) of any provisions of its Articles of Incorporation or Bylaws, (ii) of any judgment, order, writ or decree, (iii) under any note, instrument, indenture or mortgage, (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound that is required to be listed on the Disclosure Schedule, or (v) of any provision of federal or state statute, rule or regulation applicable to the Company, in the case of (iii), (iv) or (v), the violation of which, singularly or in the aggregate, would have a Material Adverse Effect.  The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company.

Section 2.10. Agreements; Actions.

(a) Except for the Transaction Agreements and contracts and commitments made in the Ordinary Course of Business of the Company, there are no agreements, understandings, instruments, contracts or proposed transactions to which the Company is a party or by which it is bound that involve (i) obligations (contingent or otherwise) of, or payments to, the Company in excess of $10,000, (ii) the license of any patent, copyright, trademark, trade secret or other proprietary right to or from the Company, (iii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other Person that limit the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products, or (iv) indemnification by the Company with respect to infringements of proprietary rights.

(b) Since December 31, 2012, the Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) other than in the Ordinary Course of Business of the Company, incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of $10,000 or in excess of $50,000 in the aggregate, (iii) made any loans or advances to any Person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the Ordinary Course of Business. For the purposes of Sections 2.10(b) and (c), all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person (including Persons the Company has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such section.

(c) The Company is not a guarantor or indemnitor of any indebtedness of any other Person.

(d) The Company has not engaged in the past three (3) months in any discussion with any representative of any Person regarding (i) a sale or exclusive license of all or substantially all of the Company’s assets, or (ii) any merger, consolidation or other business combination transaction of the Company with or into another Person.

Section 2.11. Certain Transactions.

(a) Other than (i) standard employee benefits generally made available to all employees, (ii) standard director and officer indemnification agreements approved by the Board of Directors, and (iii) the purchase of shares of the Company’s capital stock and the issuance of options to purchase shares of the Company’s Common Stock, in each instance, approved in the written minutes of the Board of Directors, there are no agreements, understandings or proposed transactions between the Company and any of its current officers, directors, consultants or Key Employees, or, to the Knowledge of the Company, any Affiliate thereof or any former officers, directors, consultants or Key Employees or Affiliates thereof.

(b) The Company is not indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the Ordinary Course of Business or employee relocation expenses and for other customary employee benefits made generally available to all employees.  None of the Company’s directors, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing are, directly or indirectly, indebted to the Company or,  to the Company’s knowledge, have any (i) material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Company’s customers, suppliers, service providers, joint venture partners, licensees and competitors, (ii) direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company except that directors, officers or employees or stockholders of the Company may own stock in (but not exceeding two percent (2%) of the outstanding capital stock of) publicly traded companies that may compete with the Company or (iii) financial interest in any contract with the Company.

Section 2.12. Rights of Registration and Voting Rights.  Except as provided in the Investor’s Rights Agreement, the Company is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities.  To the Company’s knowledge, except as contemplated in the Voting Agreement, no stockholder of the Company has entered into any agreements with respect to the voting of capital shares of the Company.

Section 2.13. Property.  The property and assets that the Company owns are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current Taxes that are not yet delinquent and encumbrances and liens that arise in the Ordinary Course of Business and do not materially impair the Company’s ownership or use of such property or assets.  With respect to the property and assets it leases, the Company is in compliance with such leases and, to its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets.  The Company does not own any real property.

Section 2.14. Financial Statements.  The Company has delivered to the Purchaser its audited financial statements as of March 31, 2012 and for the fiscal year ended March 31, 2012 and its unaudited financial statements (including balance sheet, income statement and statement of cash flows) as of December 31, 2012 and for the nine-month period ended December 31, 2012 (collectively, the “Financial Statements”).  The Financial Statements have been prepared in accordance with U.S. GAAP, except that the unaudited Financial Statements may not contain all footnotes required by U.S. GAAP.  The Financial Statements fairly present in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein. Except as set forth in the Financial Statements, the Company has no material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the Ordinary Course of Business subsequent to December 31, 2012 (ii) obligations under contracts and commitments incurred in the Ordinary Course of Business and (iii) liabilities and obligations of a type or nature not required under U.S. GAAP to be reflected in the Financial Statements, which, in all such cases, individually and in the aggregate would not have a Material Adverse Effect.  The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with U.S. GAAP.

Section 2.15. Changes.  Since December 31, 2012 there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except changes in the Ordinary Course of Business that have not caused, in the aggregate, a Material Adverse Effect;

(b) any damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect;

(c) any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the Ordinary Course of Business and the satisfaction or discharge of which would not have a Material Adverse Effect;

(e) any material change to a material contract or agreement by which the Company or any of its assets is bound or subject;

(f) any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g) any resignation or termination of employment of any officer or Key Employee of the Company;

(h) any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for Taxes not yet due or payable and liens that arise in the Ordinary Course of Business and do not materially impair the Company’s ownership or use of such property or assets;

(i) any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j) any declaration, setting aside or payment or other distribution in respect of any of the Company’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Company;

(k) any sale, assignment or transfer of any Company Intellectual Property that could reasonably be expected to result in a Material Adverse Effect;

(l) receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company;

(m) to the Company’s knowledge, any other event or condition of any character, other than events affecting the economy or the Company’s industry generally,  that could reasonably be expected to result in a Material Adverse Effect; or

(n) any arrangement or commitment by the Company to do any of the things described in this Section 2.15.

Section 2.16. Employee Matters.

(a) As of the date hereof, the Company employs 19 full-time employees and 2 part-time employees and engages 0 consultants or independent contractors.  Section 2.16 of the Disclosure Schedule sets forth a detailed description of all compensation, including salary, bonus, severance obligations and deferred compensation paid or payable for each officer, employee, consultant and independent contractor of the Company who received compensation in excess of $50,000 for the fiscal year ending March 31, 2013 or is anticipated to receive compensation in excess of $50,000 for the fiscal year ending March 31, 2014.

(b) To the Company’s knowledge, none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of the Company or that would conflict with the Company’s business.  Neither the execution or delivery of the Transaction Agreements, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as now conducted and as presently proposed to be conducted, will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

(c) The Company is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants, or independent contractors. The Company has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification, and collective bargaining.  The Company has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, Taxes, penalties, or other sums for failure to comply with any of the foregoing.

(d) To the Company’s knowledge, no Key Employee intends to terminate employment with the Company or is otherwise likely to become unavailable to continue as a Key Employee, nor does the Company have a present intention to terminate the employment of any of the foregoing.  The employment of each employee of the Company is terminable at the will of the Company.  Except as set forth in Section 2.16 of the Disclosure Schedule or as required by law, upon termination of the employment of any such employees, no severance or other payments will become due.  Except as set forth in Section 2.16 of the Disclosure Schedule, the Company has no policy, practice, plan, or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

(e) The Company has not made any representations regarding equity incentives to any officer, employees, director or consultant that are inconsistent with the share amounts and terms set forth in the minutes of meetings of the Company’s board of directors.

(f) Each former Key Employee whose employment was terminated by the Company has entered into an agreement with the Company providing for the full release of any claims against the Company or any related party arising out of such employment.

(g) Section 2.16 of the Disclosure Schedule sets forth each employee benefit plan maintained, established or sponsored by the Company, or which the Company participates in or contributes to, which is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  The Company has made all required contributions and has no liability to any such employee benefit plan, other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA,  and has complied in all material respects with all applicable laws for any such employee benefit plan.

(h) The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of the Company, has sought to represent any of the employees, representatives or agents of the Company.  There is no strike or other labor dispute involving the Company pending, or to the Company’s knowledge, threatened, which could have a Material Adverse Effect, nor is the Company aware of any labor organization activity involving its employees.

(i) To the Company’s knowledge, none of the Key Employees or directors of the Company has been (a) subject to voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his business or property; (b) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (c) subject to any order, judgment, or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him from engaging, or otherwise imposing limits or conditions on his engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (d) found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated any federal or state securities, commodities, or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

Section 2.17. Tax Returns and Payments.  There are no federal, state, county, local or foreign Taxes due and payable by the Company which have not been timely paid.  There are no accrued and unpaid federal, state, country, local or foreign Taxes of the Company which are due, whether or not assessed or disputed.  There have been no examinations or audits of any Tax returns or reports by any applicable federal, state, local or foreign governmental agency.  The Company has duly and timely filed all federal, state, county, local and foreign Tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to Taxes for any year.

Section 2.18. Insurance.  The Company has in full force and effect fire and casualty insurance policies with extended coverage, sufficient in amount (subject to reasonable deductions) to allow it to replace any of its properties that might be damaged or destroyed.

Section 2.19. Employee Agreements.  Each current and, to the Knowledge of the Company, former employee, consultant and officer of the Company has executed an agreement with the Company regarding confidentiality and proprietary information substantially in the form or forms delivered to the counsel for the Purchaser (the “Confidential Information Agreements”).  No current or, to the Knowledge of the Company, former Key Employee has excluded works or inventions from his or her assignment of inventions pursuant to such Key Employee’s Confidential Information Agreement.  Each current Key Employee has executed an employment agreement that includes non-competition and non-solicitation provisions in the forms delivered to the Purchaser.  The Company is not aware that any of its Key Employees is in violation of any agreement covered by this Section 2.19.

Section 2.20. Permits.  The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could reasonably be expected to have a Material Adverse Effect.  The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

Section 2.21. Corporate Documents.  The Articles of Incorporation and Bylaws of the Company are in the form provided to the Purchaser.  The copy of the minute books of the Company provided to the Purchaser contains minutes of all meetings of directors and stockholders and all actions by written consent without a meeting by the directors and stockholders since the date of incorporation and accurately reflects in all material respects all actions by the directors (and any committee of directors) and stockholders with respect to all transactions referred to in such minutes.

Section 2.22. Environmental and Safety Laws.  Except as could not reasonably be expected to have a Material Adverse Effect (a) the Company is and has been in compliance with all Environmental Laws (as defined below); (b) there has been no release or threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste, or petroleum or any fraction thereof, (each a “Hazardous Substance”) on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company; (c) there have been no Hazardous Substances generated by the Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any governmental authority in the United States; and (d) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Company, except for the storage of hazardous waste in compliance with Environmental Laws.  The Company has made available to the Purchaser true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies, and environmental studies or assessments.  “Environmental Laws” means any law, regulation, or other applicable requirement relating to (a) releases or threatened release of Hazardous Substance; (b) pollution or protection of employee health or safety, public health or the environment; or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

Section 2.23. Disclosure.  The Company has made available to the Purchaser all the information reasonably available to the Company that the Purchaser has requested for deciding whether to acquire the Securities, including certain of the Company’s projections describing its proposed business plan that were included in the spreadsheets entitled “AeroGrow International FY 2014-16 Forecast” (the “Business Plan”).  No representation or warranty of the Company contained in this Agreement, as qualified by the Disclosure Schedule, and no certificate furnished or to be furnished to Purchasers at the Closing contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.  The Business Plan was prepared in good faith; however, the Company does not warrant that it will achieve any results projected in the Business Plan.  It is understood that this representation is qualified by the fact that the Company has not delivered to the Purchaser, and has not been requested to deliver, a private placement or similar memorandum or any written disclosure of the types of information customarily furnished to purchasers of securities.

Section 2.24. Foreign Corrupt Practices Act.  Neither the Company nor any of the Company’s directors, officers, employees or agents have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist the Company or any of its Affiliates in obtaining or retaining business for or with, or directing business to, any Person.  Neither the Company nor any of its directors, officers, employees or agents have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation.  The Company further represents that it has maintained, and has caused each of its subsidiaries and Affiliates to maintain, systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA or any other applicable anti-bribery or anti-corruption law.

Section 2.25. Data Privacy.  In connection with its collection, storage, transfer (including without limitation, any transfer across national borders) and/or use of any personally identifiable information from any individuals, including, without limitation, any customers, prospective customers, employees and/or other third parties (collectively, “Personal Information”), the Company is and has been  in compliance with all applicable laws in all relevant jurisdictions, the Company’s privacy policies, and the requirements of any contract or codes of conduct to which the Company is a party.  The Company has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure.  The Company is and has been in compliance in all material respects with all laws relating to data loss, theft and breach of security notification obligations.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

The Purchaser hereby represents and warrants to the Company that:

Section 3.1. Authorization.  The Purchaser has full power and authority to enter into the Transaction Agreements to which it is a party.  Each Transaction Agreement to which the Purchaser is a party, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (b) to the extent the indemnification provisions contained in the Investor’s Rights Agreement may be limited by applicable federal or state securities laws.

Section 3.2. Purchase Entirely for Own Account.  This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Securities to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same.  By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Securities. The Purchaser has not been formed for the specific purpose of acquiring the Securities.

Section 3.3. Disclosure of Information.  The Purchaser has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Securities with the Company’s management and has had an opportunity to review the Company’s facilities. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section ARTICLE 2 of this Agreement or the right of the Purchaser to rely thereon.

Section 3.4. Restricted Securities.  The Purchaser understands that the Securities have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein.  The Purchaser understands that the Securities are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Securities indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available.  The Purchaser acknowledges that the Company has no obligation to register or qualify the Preferred Shares, the Conversion Shares or the Warrant Shares, for resale except as set forth in the Investor’s Rights Agreement.  The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Securities, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

Section 3.5. Legends.  The Purchaser understands that the Securities and any securities issued in respect of or exchange for the Securities, may bear one or all of the following legends:

(a) “THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF.  NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR, IF REASONABLY REQUESTED BY THE COMPANY, AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(b) Any legend set forth in, or required by, the other Transaction Agreements.

(c) Any legend required by the securities laws of any state to the extent such laws are applicable to the Securities represented by the certificate so legended.

Section 3.6. Accredited Investor.  The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

Section 3.7. No General Solicitation.  Neither the Purchaser, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Securities.

Section 3.8. Residence.  The office or offices of the Purchaser in which its principal place of business is located is identified in the Purchaser’s address on the signature page of this Agreement.

ARTICLE 4.

CONDITIONS TO THE PURCHASER’S OBLIGATIONS AT CLOSING.

The obligations of the Purchaser to purchase Securities at the Closing are subject to the fulfillment, on or before such Closing, of each of the following conditions, unless otherwise waived:

Section 4.1. Representations and Warranties.  The representations and warranties of the Company contained in Section ARTICLE 2  shall be true and correct in all respects as of such Closing.

Section 4.2. Performance.  The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company on or before such Closing.

Section 4.3. Compliance Certificate.  The President of the Company shall deliver to the Purchaser at the Closing a certificate certifying that the conditions specified in Section 4.1 and Section 4.2 have been fulfilled.

Section 4.4. Qualifications.  All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Securities pursuant to this Agreement shall be obtained and effective as of such Closing.

Section 4.5. Opinion of Company Counsel.  The Purchaser shall have received from Hutchinson Black and Cook, LLC, counsel for the Company, an opinion, dated as of the Closing, in substantially the form of Exhibit L attached to this Agreement.

Section 4.6. Board of Directors.  As of the Closing, the authorized size of the Board shall be five, and the Board shall be comprised of Jack J. Walker (Chairman), Wayne E. Harding III, Michael S. Barish, J. Michael Wolfe, and one designee of the Purchaser.  Within thirty (30) days after Closing, Michael S. Barish shall resign and be replaced with one additional independent director.

Section 4.7. Indemnification Agreement.  The Company shall have executed and delivered the Indemnification Agreement.

Section 4.8. Investor’s Rights Agreement.  The Company  shall have executed and delivered the Investor’s Rights Agreement.

Section 4.9. Voting Agreement.  The Company and the other stockholders of the Company named as parties thereto shall have executed and delivered the Voting Agreement.

Section 4.10. Certificate of Designations.  The Company shall have filed the Certificate of Designations with the Secretary of State of Nevada on or prior to the Closing, which shall continue to be in full force and effect as of the Closing.

Section 4.11. Warrant.  The Company shall have executed and delivered the Warrant.

Section 4.12. Intellectual Property Purchase Agreement.  The Company shall have executed and delivered the Intellectual Property Purchase Agreement and the transactions contemplated by the Intellectual Property Purchase Agreement shall have been completed.

Section 4.13. Technology License Agreement.  The Company shall have executed and delivered the Technology License Agreement.

Section 4.14. Brand License Agreement.  The Company shall have executed and delivered the Brand License Agreement.

Section 4.15. Collaboration Agreement.  The Company shall have executed and delivered the Brand License Agreement.

Section 4.16. Supply Chain Services Agreement.  The Company shall have executed and delivered the Supply Chain Services Agreement.

Section 4.17. Bylaw Amendment.  The Bylaw Amendment shall have been adopted by the Company’s Board.

Section 4.18. Material Adverse Change.  There shall not have occurred any Material Adverse Effect (or any development that, insofar as reasonably can be foreseen, is reasonably likely to result in any Material Adverse Effect).

Section 4.19. Secretary’s Certificate.  The Secretary of the Company shall have delivered to the Purchaser at the Closing a certificate certifying (i) the Bylaws of the Company, (ii) the Articles of Incorporation of the Company, and (iii) resolutions of the Board of Directors of the Company approving the Transaction Agreements, the Certificate of Designations, and the transactions contemplated under the Transaction Agreements.

Section 4.20. Proceedings and Documents.  All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Purchaser, and the Purchaser (or its counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested.  Such documents may include good standing certificates.

Section 4.21. Preemptive Rights.  The Company shall have fully satisfied (including with respect to rights of timely notification) or obtained enforceable waivers in respect of any preemptive or similar rights directly or indirectly affecting any of its securities.

ARTICLE 5.

CONDITIONS OF THE COMPANY’S OBLIGATIONS AT CLOSING.

The obligations of the Company to sell the Securities to the Purchaser at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

Section 5.1. Representations and Warranties.  The representations and warranties of the Purchaser contained in Section 4.1 shall be true and correct in all respects as of such Closing.

Section 5.2. Performance.  The Purchaser shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them on or before such Closing.

Section 5.3. Qualifications.  All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Securities pursuant to this Agreement shall be obtained and effective as of the Closing.

Section 5.4. Investor’s Rights Agreement.  The Purchaser shall have executed and delivered the Investor’s Rights Agreement.

Section 5.5. Voting Agreement.  The Purchaser and the other stockholders of the Company named as parties thereto shall have executed and delivered the Voting Agreement.

Section 5.6. Warrant.  The Purchaser shall have executed and delivered the Warrant.

Section 5.7. Intellectual Property Purchase Agreement.  OMS shall have executed and delivered the Intellectual Property Purchase Agreement and the transactions contemplated by the Intellectual Property Purchase Agreement shall have been completed.

Section 5.8. Technology License Agreement.  The Purchaser shall have executed and delivered the Technology License Agreement.

Section 5.9. Brand License Agreement.  The Purchaser shall have executed and delivered the Brand License Agreement.

Section 5.10. Collaboration Agreement.  OMS and Scotts shall have executed and delivered the Collaboration Agreement.

Section 5.11. Supply Chain Services Agreement.  OMS and Scotts shall have executed and delivered the Supply Chain Services Agreement

ARTICLE 6.

CONDUCT OF BUSINESS PENDING THE CLOSING.

Section 6.1. Conduct of Business by the Company Pending the Closing.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, the Company agrees (except to the extent that the Purchaser shall otherwise consent in writing), to carry on its business in the usual, regular and ordinary course and in substantially the same manner as previously conducted, to use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its current officers and Key Employees and consultants and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses would be unimpaired, in any material respect, at the Closing. The Company shall promptly notify Purchaser of any material event or occurrence not in the Ordinary Course of Business of the Company. By way of amplification and not limitation, except as contemplated by this Agreement, the Company shall not, between the date of this Agreement and the Closing, do any of the following without the prior written consent of the Purchaser:

(a) amend or otherwise change its Articles of Incorporation or Bylaws or equivalent organizational documents;

(b) issue, sell, pledge, dispose of, grant, encumber, authorize or propose the issuance, sale, pledge, disposition, grant or encumbrance of any shares of its capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock or any other ownership interest (including, without limitation, any phantom interest), of the Company, or accelerate the vesting of any such security, except pursuant to the terms of options, warrants or preferred stock outstanding on the date of this Agreement;

(c) sell, lease, license, pledge, grant, encumber or otherwise dispose of any of its properties or assets which are material, individually or in the aggregate, to its business, except in the Ordinary Course of Business, consistent with past practice;

(d) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(e) split, combine, subdivide, redeem or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service by such party, and except in connection with the transactions contemplated hereby;

(f) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest or any assets in any corporation, partnership, other business organization or any division thereof;

(g) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances; except in the Ordinary Course of Business, consistent with past practice;

(h) enter into any lease or contract for the purchase or sale of any property, real or personal except in the Ordinary Course of Business, consistent with past practice;

(i) increase, or agree to increase, the compensation (cash, equity or otherwise) payable, or to become payable, to its officers or employees, except (A) pursuant to agreements outstanding on the date hereof, (B) as previously disclosed in writing and delivered to the Purchaser and (C) with respect to non-officer employees only, such increases as approved by the Company, consistent with past practices and provided that the Company used reasonable efforts to obtain the prior approval of the Purchaser, or grant any severance or termination pay (cash, equity or otherwise) to, or enter into any employment or severance agreement with, any of its directors, officers or other employees, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other Company employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee; provided, however, that the foregoing provisions of this section shall not apply to any amendments to employee benefit plans described in Section 3(3) of ERISA that may be required by applicable law;

(j) authorize cash payments in exchange for any options granted under any of such plans except as specifically required by the terms of such plans or any such agreement or any related agreement in effect as of the date of this Agreement and disclosed in the Disclosure Schedule; and

(k) make or change any material Tax election, settle or compromise any Tax liability, or consent to the extension or waiver of any statute of limitations with respect to Taxes.

Section 6.2. Litigation.  The Company shall notify the Purchaser in writing promptly after learning of any material claim, action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or other governmental entity initiated by it or against it, or known by it to be threatened against it or any of its officers, directors, employees or stockholders in their capacity as such.

Section 6.3. Notification of Certain Matters.  The Purchaser shall give reasonably prompt notice to the Company, and the Company shall give reasonably prompt notice to the Purchaser, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate, in any material respect, or (y) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied, in any material respect; and (ii) any failure or inability of the Purchaser or the Company, as the case may be, to comply, in any material respect, with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

ARTICLE 7.

SATISFACTION OF CLOSING CONDITIONS; TERMINATION.

Section 7.1. Satisfaction of Closing Conditions.  The Company and the Purchaser shall each use its reasonable best efforts to satisfy the conditions set forth in Section 4 and Section 5, respectively.

Section 7.2. Termination Events.  This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Company and the Purchaser;

(b) by either the Company or the Purchaser, if the Closing shall not have been consummated by April 30, 2013 for any reason; provided, however, that the right to terminate this Agreement under this Section 7.2(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

(c) by either Company or the Purchaser, if a governmental entity shall have issued an order, decree or ruling or taken any other action after the date hereof, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Closing, which order, decree, ruling or other action shall have become final and non-appealable;

(d) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of the Purchaser set forth in this Agreement, or if any representation or warranty of the Purchaser shall have become untrue, in either case such that the conditions set forth in Section 5.1 or Section 5.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in the Purchaser’s representations and warranties or breach by the Purchaser is curable by the Purchaser through the exercise of its commercially reasonable efforts, then the Company may not terminate this Agreement under this Section 7.2(d) for thirty (30) days after delivery of written notice from the Company to the Purchaser of such breach, provided the Purchaser continues to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that the Company may not terminate this Agreement pursuant to this paragraph (d) if such breach or inaccuracy by the Purchaser is cured during such thirty (30) day period);

(e) by the Purchaser upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 4.1 or Section 4.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company through the exercise of its commercially reasonable efforts, then the Purchaser may not terminate this Agreement under this Section 7.2(e) for thirty (30) days after delivery of written notice from the Purchaser to the Company of such breach, provided the Company continues to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that the Purchaser may not terminate this Agreement pursuant to this paragraph (e) if such breach or inaccuracy by the Company is cured during such thirty (30)-day period); or

(f) by the Purchaser, if a Material Adverse Effect has occurred prior to the Closing with respect to the Company; provided, that if such Material Adverse Effect is curable by the Company through the exercise of its commercially reasonable efforts, then the Purchaser may not terminate this Agreement under this Section 7.2(f) for thirty (30) days after delivery of written notice from the Purchaser to the Company of such Material Adverse Effect, provided the Company continues to exercise commercially reasonable efforts to cure such Material Adverse Effect (it being understood that the Purchaser may not terminate this Agreement pursuant to this paragraph (f) if such Material Adverse Effect is cured during such thirty (30)-day period).

ARTICLE 8.

INDEMNIFICATION.

Section 8.1. Company Indemnification.  The Company shall defend, protect, indemnify and hold harmless the Purchaser, and all of its officers, directors, employees, Affiliates and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Purchaser Indemnitees”) from and against any and all actions, causes of action, suits, claims, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Purchaser Indemnitee is a party to the action for which indemnification hereunder is sought), including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by the Purchaser Indemnitees or any of them as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in this Agreement or any of the agreements contemplated hereby, or (b) any breach of any covenant, agreement or obligation of the Company contained in this Agreement or any of the agreements contemplated hereby. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law. The indemnification provided for under this Sction 8.1 shall not apply to any Indemnified Liabilities arising out of the gross negligence or intentional misconduct of any Purchaser Indemnitee.

Section 8.2. Purchaser Indemnification.  The Purchaser shall defend, protect, indemnify and hold harmless the Company and all of its officers, directors, employees, Affiliates and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Company Indemnitees”) from and against any and all Indemnified Liabilities incurred by the Company Indemnitees or any of them as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Purchaser in this Agreement or any of the agreements contemplate hereby, or (b) any breach of any covenant, agreement or obligation of the Purchaser contained in this Agreement or any of the agreements contemplated thereby. To the extent that the foregoing undertaking by the Purchaser may be unenforceable for any reason, the Purchaser shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law. The indemnification provided for under this Section 8.2 shall not apply to any Indemnified Liabilities arising out of the gross negligence or intentional misconduct of any Company Indemnitee.

Section 8.3. Indemnification Threshold.  No amount shall be payable under this Article 8 unless the aggregate amount of all Indemnified Liabilities otherwise payable by a party exceeds $100,000, in which event the entire amount of such Indemnified Liabilities shall be payable from the first dollar. The maximum amount payable under this Article 8 shall equal the aggregate amount paid by the Purchaser for the Securities.

Section 8.4. Indemnification Procedure.  Any party entitled to indemnification under this Article 8 (an “Indemnified Party”) will give written notice to the indemnifying party under this Article 8 (the “Indemnifying Party”) of any matter giving rise to a claim for indemnification; provided, that the failure of any party entitled to indemnification hereunder to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Article 8 except to the extent that the Indemnifying Party is actually prejudiced by such failure to give notice.  In case any such action, proceeding or claim is brought against an Indemnified Party in respect of which indemnification is sought hereunder, the Indemnifying Party shall be entitled to participate in and, unless in the reasonable judgment of the Indemnifying Party a conflict of interest between it and the Indemnified Party exists with respect to such action, proceeding or claim (in which case the Indemnifying Party shall be responsible for the reasonable fees and expenses of one separate counsel for the indemnified parties), to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party.  In the event that the Indemnifying Party advises an Indemnified Party that it will not contest such a claim for indemnification hereunder, or fails, within thirty (30) days of receipt of any indemnification notice to notify, in writing, such person of its election to defend, settle or compromise, at its sole cost and expense, any action, proceeding or claim (or discontinues its defense at any time after it commences such defense), then the Indemnified Party may, at its option, defend, settle or otherwise compromise or pay such action or claim.  In any event, unless and until the Indemnifying Party elects in writing to assume and does so assume the defense of any such claim, proceeding or action, the Indemnified Party’s costs and expenses arising out of the defense, settlement or compromise of any such action, claim or proceeding shall be losses subject to indemnification hereunder.  The Indemnified Party shall cooperate fully with the Indemnifying Party in connection with any negotiation or defense of any such action or claim by the Indemnifying Party and shall furnish to the Indemnifying Party all information reasonably available to the Indemnified Party which relates to such action or claim.  The Indemnifying Party shall keep the Indemnified Party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto.  If the Indemnifying Party elects to defend any such action or claim, then the Indemnified Party shall be entitled to participate in such defense with counsel of its choice at its sole cost and expense.  The Indemnifying Party shall not be liable for any settlement of any action, claim or proceeding effected without its prior written consent.  Notwithstanding anything in this Article 8 to the contrary, the Indemnifying Party shall not, without the Indemnified Party’s prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof which imposes any future obligation on the Indemnified Party or which does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such claim.  The indemnification obligations to defend the Indemnified Party required by this Article 8 shall be made by periodic payments of the amount thereof during the course of investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred, so long as the Indemnified Party shall refund such moneys if it is ultimately determined by a court of competent jurisdiction that such party was not entitled to indemnification.  The indemnity agreements contained herein shall be in addition to (a) any cause of action or similar rights of the Indemnified Party against the Indemnifying Party or others, and (b) any liabilities the Indemnifying Party may be subject to pursuant to the law.  No Indemnifying Party will be liable to the Indemnified Party under this Agreement to the extent, but only to the extent that a loss, claim, damage or liability is attributable to the Indemnified Party’s breach of any of the representations, warranties or covenants made by such party in this Agreement or in the other Transaction Agreements.

ARTICLE 9.

MISCELLANEOUS.

Section 9.1. Survival of Warranties.  Unless otherwise set forth in this Agreement, the representations and warranties of the Company and the Purchaser contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing for one year after the Closing and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Purchaser or the Company, except (i) the representations and warranties set forth in Sections 2.16, 2.17, 2.22, 2.24 and 9.7, which will survive the Closing and continue in full force and effect until the applicable statute of limitations expires (or for 15 years if there is no applicable statute of limitations) and (ii) the representations and warranties set forth in Sections 2.1, 2.2, 2.3, 2.4, and 2.5 which will survive the Closing and will continue in full force and effect forever.

Section 9.2. Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

Section 9.3. Governing Law.  This Agreement shall be governed by the internal law of Nevada.

Section 9.4. Counterparts.  This Agreement may be executed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.  Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 9.5. Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

Section 9.6. Notices.  All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or:  (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt.  All communications shall be sent to the respective parties at their address as set forth on the signature page, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 9.6.  If notice is given to the Company, a copy shall also be sent to Hutchinson Black and Cook, LLC, 921 Walnut Street, Suite 200 Boulder, CO 80302, Attention: James L. Carpenter, Jr., Facsimile: (303) 442-6593  and if notice is given to the Purchaser, a copy shall also be given to Hunton & Williams, LLP, 2200 Pennsylvania Avenue, N.W., Washington, D.C. 20036, Attention: J. Steven Patterson, Facsimile: (202) 778-2201.

Section 9.7. No Finder’s Fees.  Except for amounts payable by the Company to Blue Sage Capital Partners, Inc. upon Closing, each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction.  The Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Purchaser or any of its officers, employees, or representatives is responsible.  The Company agrees to indemnify and hold harmless the Purchaser from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

Section 9.8. Amendments and Waivers.  Any term of this Agreement may be amended, terminated or waived only with the written consent of the Company and the Purchaser.  Any amendment or waiver effected in accordance with this Section 9.8 shall be binding upon the Purchaser and each transferee of the Securities (or the Conversion Shares or the Warrant Shares), each future holder of all such securities, and the Company.

Section 9.9. Severability.  The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

Section 9.10. Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

Section 9.11. Entire Agreement.  This Agreement (including the Exhibits hereto), the Certificate of Designations and the other Transaction Agreements constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

Section 9.12. Dispute Resolution.  The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Colorado and to the jurisdiction of the United States District Court for the District of Colorado for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Colorado or the United States District Court for the District of Colorado, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.  The prevailing party in any such dispute shall be entitled to recover its reasonable attorneys’ fees and costs incurred, in addition to any other damages.

WAIVER OF JURY TRIAL:  EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS.  EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL

Section 9.13. No Commitment for Additional Financing.  The Company acknowledges and agrees that the Purchaser has made no representation, undertaking, commitment or agreement to provide or assist the Company in obtaining any financing, investment or other assistance, other than the purchase of the Securities as set forth herein and subject to the conditions set forth herein.  In addition, the Company acknowledges and agrees that (i) no statements, whether written or oral, made by the Purchaser or its representatives on or after the date of this Agreement shall create an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment, (ii) the Company shall not rely on any such statement by the Purchaser or its representatives and (iii) an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment may only be created by a written agreement, signed by the Purchaser and the Company, setting forth the terms and conditions of such financing or investment and stating that the parties intend for such writing to be a binding obligation or agreement.  The Purchaser shall have the right, in its sole and absolute discretion, to refuse or decline to participate in any other financing of or investment in the Company, and shall have no obligation to assist or cooperate with the Company in obtaining any financing, investment or other assistance.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties have executed this Securities Stock Purchase Agreement as of the date first written above.

COMPANY:

AEROGROW INTERNATIONAL, INC.

By: /s/ J. Michael Wolfe
Name: J. Michael S. Wolfe
Title: President and Chief Executive Officer

Address:

6075 Longbow Dr. Suite 200,
Boulder, Colorado 80301
Attention:
Facsimile:

PURCHASER:

SMG GROWING MEDIA, INC.

By: /s/ Vincent C. Brockman
Name: Vincent C. Brockman
Title: Executive Vice President and Secretary

Address:

14111 Scottslawn Road
Marysville, Ohio 43041
Attention:
Facsimile:

Signature page to Securities Purchase Agreement